Exhibit 99.1

Rotex Global, LLC

Accountants’ Report and Consolidated Financial Statements

December 31, 2010

Rotex Global, LLC

December 31, 2010

Independent Accountants’ Report

The Member and Board of Directors

Rotex Global, LLC

Cincinnati, Ohio

We have audited the accompanying consolidated balance sheet of Rotex Global, LLC (a wholly owned subsidiary of Rotex Holdings, LLC) as of December 31, 2010 and the related consolidated statements of income and comprehensive income, member’s equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rotex Global, LLC as of December 31, 2010 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio

November 2, 2011

Rotex Global, LLC

Consolidated Balance Sheet

December 31, 2010

Assets

Current Assets
Cash and cash equivalents	$8,953,297
Accounts receivable, net of $110,000 allowance	11,135,034
Inventories	7,510,482
Prepaid expenses	385,786

Total current assets	27,984,599

Property and Equipment, at Cost
Land	801,975
Buildings and improvements	3,291,983
Machinery and equipment	3,693,127
Furniture and fixtures	3,170,551

10,957,636
Less accumulated depreciation	(3,865,541)

7,092,095
Other Assets
Goodwill	5,167,748
Trademarks and other intangible assets, net	41,828,204
Loan costs and other assets, net	469,580

47,465,532

$82,542,226

See Notes to Consolidated Financial Statements

Rotex Global, LLC

Consolidated Balance Sheet (continued)

December 31, 2010

Liabilities and Members’ Equity

Current Liabilities
Accounts payable	$3,404,596
Accrued wages and commissions	7,155,844
Accrued taxes	583,327
Current portion of deferred compensation	949,010
Current maturities of long-term debt, net	1,140,880
Current retirement contributions	503,347

Total current liabilities	13,737,004

Non-Current Liabilities
Long-term debt, net	15,751,502
Subordinated notes payable, net	19,200,000
Accrued pension and other postretirement costs	2,149,723
Deferred compensation	1,086,215

Total non-current liabilities	38,187,440

Equity
Members’ equity	33,096,068
Accumulated other comprehensive loss	(2,478,286)

Total equity	30,617,782

$82,542,226

See Notes to Consolidated Financial Statements

Rotex Global, LLC

Consolidated Statement of Income and Comprehensive Income

Year Ended December 31, 2010

Net Sales	$76,011,542

Cost of Goods Sold	43,190,919

Gross Profit	32,820,623

Operating Expenses
Selling	9,927,925
Administrative	5,563,167
Amortization	1,745,507
Engineering, research and development	1,271,662

18,508,261

Operating Income	14,312,362

Other Income (Expense)
Other	134,682
Interest income	1,240
Interest expense - related parties	(4,263,440)
Management fees - related party	(400,000)

(4,527,518)

Income Before Income Taxes	9,784,844

Provision for Income Taxes	944,243

Net Income	8,840,601

Other Comprehensive Income
Change in defined benefit pension plan loss	(69,997)
Change in fair value of interest rate collar agreement	360,292
Change in fair value of forward exchange contracts	32,071
Foreign currency translation adjustments	(207,321)

115,045

Comprehensive Income	$8,955,646

See Notes to Consolidated Financial Statements

Rotex Global, LLC

Consolidated Statement of Member’s Equity

Year Ended December 31, 2010

	Member’s	Accumulated Other Comprehensive	Total
	Equity	Income (Loss)	Equity

Balance, December 31, 2009	$25,751,897	$(2,593,331)	$23,158,566

Distributions	(1,767,588)	—	(1,767,588)
Share compensation recognized	271,158	—	271,158
Net income	8,840,601	—	8,840,601
Change in defined benefit pension plan loss	—	(69,997)	(69,997)
Change in fair value of interest rate collar agreement	—	360,292	360,292
Change in fair value of forward exchange contract	—	32,071	32,071
Foreign currency translation adjustments	—	(207,321)	(207,321)

Balance, December 31, 2010	$33,096,068	$(2,478,286)	$30,617,782

See Notes to Consolidated Financial Statements

Rotex Global, LLC

Consolidated Statement of Cash Flows

Year Ended December 31, 2010

Operating Activities
Net income	$8,840,601
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,101,171
Interest added to principal on subordinated debt	409,074
Loss on disposal of property and equipment	(712)
Share compensation recognized	271,158
Changes in
Accounts receivable	(1,432,775)
Inventories	(2,081,734)
Prepaid expenses	19,973
Accounts payable	1,017,341
Accrued expenses and other liabilities	2,838,765
Accrued pension and postretirement costs	177,275
Deferred compensation	(817,979)

Net cash provided by operating activities	12,342,158

Investing Activities
Proceeds on disposal of property and equipment	58,500
Purchase of property and equipment	(1,374,206)

Net cash used in investing activities	(1,315,706)

Financing Activities
Principal payments on long-term debt	(5,357,618)
PIK interest payment on subordinated debt	(1,509,985)
Distributions	(1,767,588)

Net cash used in financing activities	(8,635,191)

Effect of exchange rate changes on cash	60,788

Increase in Cash and Cash Equivalents	2,452,049

Cash and Cash Equivalents, Beginning of Year	6,501,248

Cash and Cash Equivalents, End of Year	$8,953,297

Supplemental Cash Flows Information

Cash paid for interest	$3,514,562
Income taxes paid	$869,276

See Notes to Consolidated Financial Statements

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Note 1:                                      Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The Company supplies machines and parts for separation, analysis or closely related operations to process industries throughout the world.  The Company is a wholly owned subsidiary of Rotex Holdings, LLC, has one class of membership interest and its existence is indefinite.

Principles of Consolidation

The consolidated financial statements include the accounts of Rotex Global, LLC ( the “Company”) and its wholly-owned subsidiaries, Rotex Europe Limited (“Rotex Europe”) and Rotex International.  Included in the Rotex Europe figures are the accounts of Rotex Japan Limited (“Rotex Japan,” a wholly-owned subsidiary of Rotex Europe).  Rotex International is an Interest Charged — Domestic International Sales Corporation.  All significant intercompany accounts and transactions have been eliminated in consolidation.  Included in the accompanying balance sheet are net assets relating to Rotex Europe of approximately $7,597,000 at December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2010, cash equivalents consisted primarily of money market accounts with brokers.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000.  At December 31, 2010, the Company’s cash accounts exceeded federally insured limits by approximately $2,810,000.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Accounts Receivable

Accounts receivable are stated at the amount billed to customers.  The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions.  Accounts receivable are normally due 30 days after the issuance of the invoice.  Accounts past due more than 60 days are considered delinquent.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

From time to time, the Company’s sales contracts include retention provisions whereby a certain percentage (typically 10% or less) is not paid by the customer until the product is fully accepted by the customer.  The criteria that must be met have been established by the Company and the Company is reasonably certain that the product will meet the performance criteria.

Inventory Pricing

Inventories are stated at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset.  Annual depreciation is computed using straight-line and accelerated methods.

Goodwill and Unamortized Intangible Assets

Goodwill and unamortized intangible assets are tested annually for impairment.  If the implied fair value of these assets is lower than their carrying amount, an impairment is indicated and the asset is written down to its implied fair value.  Subsequent increases in the value of these assets are not recognized in the financial statements.

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable.  If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  No asset impairment was recognized during 2010.

Foreign Currency

The functional currency for Rotex Europe is pounds sterling.  Translation adjustments are accumulated in a separate component of equity.  Monetary assets and liabilities of Rotex Europe denominated in other foreign currencies are first translated into pounds sterling at the rate of exchange prevailing at the balance sheet date.  Related gains and losses are recorded currently in earnings.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

As a strategy to maintain acceptable levels of exposure to currency exchange rate fluctuation for certain assets denominated in other foreign currencies, the Company uses forward exchange contracts.  Gains and losses associated with currency rate exchanges on forward contracts hedging foreign currency transactions that have not yet occurred are accumulated in a separate component of equity.  Those that hedge currency fluctuations on sales orders that have already shipped are recorded currently in earnings.

Income Taxes

The Company’s member has elected to have the Company’s U.S. income taxed as a partnership under provisions of the Internal Revenue Code and a similar section of state income tax laws.  Therefore, taxable income or loss related to the U.S. operation is reported to the sole member for inclusion in its respective tax returns and no provision for U.S. federal and state income taxes is included in these statements.  However, the Company pays foreign taxes in the United Kingdom on the earnings of its subsidiary, Rotex Europe, at the statutory rate of 28%.  The difference between income tax computed on pretax income using a 28% statutory rate and the amount shown on the income statement is primarily due to the U.S. based income of approximately $6,800,000.  As there are no significant temporary differences, all of the foreign tax expense is current expense.  In addition, the Company is taxed on a portion of its earnings in the United States by certain local taxing authorities.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent;  the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not-recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions.  With a few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2007.

Revenue Recognition

Revenue from the sale of the Company’s products is recognized when the risk of loss and other risks and rewards of ownership are transferred.  Revenue recognition normally occurs upon shipment of the product to the customer.  Net sales includes gross revenue less sales discounts, sales incentives, and product returns.

From time to time, the Company sells products under contracts that contain customer acceptance provisions.  Since the terms that must be met are established by the Company and the Company is reasonably certain that the product will meet the performance criteria, revenue is recognized upon shipment and any costs that may be incurred to get the product to achieve

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

customer acceptance are accrued as warranty costs.  The Company has historically experienced insignificant costs to achieve customer acceptance after shipment of a product.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold.

Equity Award Plan

The Company participates in its parent company’s unit-based employee compensation plan, which is described more fully in Note 10.

Note 2:                                      Inventories

Manufacturing inventories:
Raw materials	$3,756,679
Work-in-process	2,291,069
Finished units	1,462,734

$7,510,482

Note 3:                                      Acquired Intangible Assets and Goodwill

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2010, were:

	Gross
	Carrying	Accumulated
	Amount	Amortization
Amortized intangible assets
Patents	$1,167,560	$570,395
Customer relationships	26,629,256	5,048,463
Other	5,136,456	4,314,169

	$32,933,272	$9,933,027

Unamortized intangible assets
Trademarks	$15,846,496
Other	2,981,463

	$18,827,959

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

The weighted average amortization periods are:

Weighted
Average
Amortization
Period
Amortized intangible assets
Patents	8 years
Customer relationships	20 years
Other	2 years

Amortization expense related to the intangible assets presented above was $1,745,507 in 2010.  Estimated amortization expense for each of the following five years is:

2011	$1,745,507
2012	1,541,244
2013	1,509,126
2014	1,509,126
2015	1,502,969

There were no changes in the carrying amount of goodwill during 2010.

Note 4:                                      Line of Credit — Related Party (see Note 13)

On March 17, 2007, the Company entered into two financing agreements.  The first agreement was with a financial institution in the amount of $41,500,000, consisting of a note payable of $33,500,000 (discussed in Note 5) and a revolving credit facility in the aggregate not to exceed $8,000,000.  The second agreement was the Company’s issuance and selling of $19,200,000 in 14% Senior Subordinated Notes (also discussed in Note 5).

The Company’s $8,000,000 revolving line of credit expires in 2013.  At December 31, 2010, there were no borrowings against this line.  The line is collateralized by substantially all of the Company’s assets.  Interest varies with the bank’s prime rate or LIBOR (margin is 1.5% plus prime rate or 2.75% plus LIBOR) when drawn and is payable quarterly or monthly.  The amount available is dependent on a borrowing base calculation, letters of credit outstanding and any reserves the lender has in place.  At December 31, 2010, the Company had a letter of credit limit of $6,000,000, of which $5,022,722 was committed.

Note 5:                                      Long-term Debt and Subordinated Notes Payable — Related Parties (see Note 13)

Note payable, financial institution (A)	$16,892,382
Subordinated notes payable (B)	19,200,000

36,092,382
Less current maturities	(1,140,880)

$34,951,502

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

(A)

Due March 31, 2013, payable in varying quarterly amounts plus interest based on prime or LIBOR plus applicable credit spread (margin is 1.5% plus prime rate or 2.75% plus LIBOR); secured by substantially all assets.

In connection with this note payable, the Company is required, among other things, to maintain certain financial conditions, including leverage ratio of 5.75 to 1.00 or less, fixed charge coverage ratio of 1.10 to 1.00 or greater and interest coverage ratio of 1.65 to 1.00 or greater. The Company was in compliance with all covenants at December 31, 2010.

(B)

Due March 15, 2014; interest payable quarterly at 14% (2% was added to the principal balance in lieu of payment through December 2010; at that date all interest added to principal to that date of $1,509,985 was paid), subordinated to note payable above, unsecured.

Aggregate annual maturities and sinking fund requirements of long-term debt at December 31, 2010 are:

2011	$1,140,880
2012	1,398,498
2013	14,353,004
2014	19,200,000

$36,092,382

Note 6:                                      Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  This topic also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Money Market Funds

Where quoted market prices are available in an active market, liquid investments are classified within Level 1 of the valuation hierarchy and include money market funds.

Forward Exchange Contracts

Foreign currency forward contracts are used to hedge firm commitments and the currency risk associated primarily with sales and purchase activities.  At December 31, 2010, the Company had foreign currency forwards with a notional value of approximately $3,265,000 maturing through October 2011.  The notional amount of these contracts represents the amount of foreign currencies to be purchased or sold at maturity and does not represent the Company’s exposure on these contracts.  The market risk related to foreign currency forward contracts is substantially offset by changes in the valuation and cash flows of the underlying positions hedged.  The Company does not use derivatives for trading purposes.  The fair value of forward exchange contracts is estimated based on current foreign currency exchange rates.  The inputs used to determine the fair value of these items are considered to be observable inputs.  As a result, they are classified within Level 2 of the valuation hierarchy.

The following table presents the fair value measurements of assets recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010:

		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Money market funds	$1,118,782	$1,118,782	$—	$—
Forward exchange contracts	$38,217	$—	$38,217	$—

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheet at amounts other than fair value.

Cash and Cash Equivalents

The carrying amount approximates fair value.

Long-term Debt and Subordinated Notes Payable

Fair value of long-term debt approximates its carrying value as the interest rates are variable.

Estimating the fair value of the subordinated notes payable is not practicable due to them being with related parties.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Note 7:                                      Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

	Change in Defined Benefit Pension Plan Loss	Foreign Currency Translation	Forward Exchange Contracts	Interest Rate Collar Agreement	Accumulated Other Comprehensive Loss

Balance, December 31, 2009	$(1,002,437)	$(1,236,748)	$6,146	$(360,292)	$(2,593,331)

Change during period	(69,997)	(207,321)	32,071	360,292	115,045

Balance, December 31, 2010	$(1,072,434)	$(1,444,069)	$38,217	$—	$(2,478,286)

In June 2007, as a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company entered into an interest rate collar agreement for a portion of its floating rate debt.  The agreement provided for the Company to receive interest from the counterparty at LIBOR if such rate exceeded 6.0% and to pay interest to the counterparty at LIBOR if such rate fell below 4.61% on a notional amount of $16,656,250.  Under the agreement, the Company paid or received the net interest amount quarterly, with quarterly settlements included in interest expense.  The Company designated this arrangement as a cash flow hedge.  The effective portion of the hedge is reported in other comprehensive income while the ineffective portion is recorded in earnings.  The agreement expired on June 30, 2010.

Note 8:                                      Pension, Postretirement and Profit-Sharing Plans

Profit-Sharing Plan

The Company sponsors various defined contribution retirement plans covering substantially all employees.  Qualified personnel can participate in defined contribution plans and contribute up to 75% of their gross earnings to the plan.  For each covered employee in the United States the Company contributes 3% of each qualified participant’s annual compensation for the year to a defined contribution plan and also makes a matching contribution of 50% of an employee’s contribution to the plan, up to a maximum of 3% of annual compensation.  Employees of Rotex Europe participate in one of several defined contribution plans.  The Company makes matching contributions that range from 2% to 8% of pensionable earnings of European employees.

Participants of the non union defined contribution plan in the United States are fully vested in the Company’s contributions after six years of service.  Participants in the defined contribution plans in Europe are immediately vested in all contributions to the plans.  Pension expense for the defined contributions plans with the Company matching feature was approximately $584,000 for 2010.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering union employees in the United States who meet eligibility requirements.  The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time.  The Plan has been amended to freeze benefit accruals as of a date prior to March 16, 2007.  The Company plans to contribute $103,000 to the plan in 2011.  Pension expense for the defined benefit plan was approximately $113,000 for 2010.

The Company has a noncontributory defined benefit postretirement health care plan covering all employees in the United States who meet eligibility requirements.  The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time.  The Company expects to contribute $72,000 to the plan in 2011.  Prior to March 16, 2007, the Plan was frozen to new salaried entrants.  The Plan was frozen to new union entrants in September 2008.

The Company uses a December 31 measurement date for the plans. Significant balances, costs and assumptions are:

	Pension Benefits	Other Benefits

Benefit obligation	$3,630,016	$889,067
Fair value of plan assets	2,297,360	—

Funded status	$(1,332,656)	$(889,067)

Amounts recognized in the balance sheet:

Current liabilities	$—	$72,000

Noncurrent liabilities	$1,332,656	$817,067

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits	Other Benefits

Net actuarial loss	$1,072,434

The accumulated benefit obligation for all defined benefit pension plans was $3,630,016 at December 31, 2010.

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

Other significant balances and costs are:

Employer contributions	$25,803	$65,285
Benefits paid	$214,930	$65,285
Benefit costs	$113,435	$119,433

Other changes in plan assets and benefit obligations recognized in other comprehensive income:

Amounts arising during the period:
Net loss	$152,570
Amounts reclassified as components of net periodic benefit cost of the period:
Net loss	$82,573

Significant assumptions include:

Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.32%	5.75%

Weighted-average assumptions used to determine benefit costs:
Discount rate	5.83%	5.75%
Expected return on plan assets	7.50%	N/A

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2010:

	Pension Benefits	Other

2011	$237,500	$72,000
2012	245,316	74,000
2013	259,901	77,000
2014	251,559	78,000
2015	242,008	79,000
2016-2020	1,249,325	99,000

	$2,485,609	$479,000

Plan assets for the defined benefit pension plan are held by an administered trust fund, which invests the plan assets in accordance with the provisions of the plan agreement.  The plan agreements permit investment in common stocks, corporate bonds and debentures, U.S. Government securities, and other specified investments, based on certain target allocation percentages.

Asset allocation for pension benefits is primarily based on a strategy to provide stable earnings while still permitting the plans to recognize potentially higher returns through a limited investment in equity securities.  The target asset allocation percentages for 2010 are as follows:

Equity Securities	Approximately 60%
Corporate debt securities/US
Government debt securities	Approximately 40%

Plan assets for pension benefits are re-balanced quarterly.  At December 31, 2010, plan assets by category are as follows:

Pension Benefits
2010
Equity Mutual Funds	58%
Bond Mutual Funds	28%
Cash and Cash Equivalents	14%

100%

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy.  Level 1 plan assets include mutual and money market funds.

The fair values of the pension plan assets at December 31, 2010, by asset category are as follows:

	Fair Value Measurements Using
	Total Fair	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Mutual funds	$1,979,804	$1,979,804	$—	$—
Money market fund	317,556	317,556	—	—

Total	$2,297,360	$2,297,360	$—	$—

Approximately 32% of the mutual funds are bond funds; the remainder is diversified between domestic value, growth and total return funds.

Note 9:                                      Deferred Compensation

The Company has a plan which provides for deferred compensation to key employees.  Awards are paid out in annual installments varying from one to three years, subject to the continued employment of the employee.  Total deferred compensation expense under such plan was approximately $1,305,000 for 2010.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Note 10:                               Equity Award Plan

The Company’s parent has entered into several Equity Awards Agreements with key employees of the Company.  These agreements are intended to constitute the grant of “partnership-profits interests” for services provided to the Company.  Under the terms of these agreements a total of 100,000 Preferred Units, 778,993 Common Units and 3,476,470 Incentive Units of the parent company have been granted.  Common Unit grants vest ratably (20% annually).  Any nonvested Common Units and all Preferred and Incentive Units vest upon the sale of the Company.  No units shall vest after termination of employment.  Upon termination all nonvested units are forfeited.

As the employees’ services are received during the vesting period, compensation costs are recognized.  Measurement of the compensation cost is based upon the grant-date fair values of the units.  The fair value of each unit award is estimated on the date of grant in a two step process.  First, the value of the company’s equity is estimated using a discounted cash flow analysis.  Second, the equity value is allocated to the Company’s preferred, common and incentive units under a risk-neutral approach utilizing a simulation model.  The assumptions used in the simulation model are noted in the following table.  Expected volatility is based on the historical volatility of certain guideline comparisons and the expected volatility of the Company.  Expected term is based on management’s estimate as to the most likely time (in years) to a liquidation event.  The risk-free rate is based on the yield of a treasury bill with maturity closest to the time to liquidity (adjusted for continuous compounding).  A marketability discount of 30% was applied to the value of the Common and Incentive Units.

Expected volatility	45.00%

Weighted-average volatility	45.00%

Expected dividends	0.00%

Expected term (in years)	3

Risk-free rate	3.39%

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

A summary of Preferred, Common, and Incentive Unit activity under the Plan as of December 31, 2010, and changes during the year then ended, is presented below:

	Units	Fair Value Per Unit	Weighted- Average Fair Value

Preferred:
Outstanding, beginning of year	100,000	1.00	$100,000

Outstanding, end of year	100,000		$100,000

Common:
Outstanding, beginning of year	675,468	0.26	$175,622
Granted	103,525	0.26	26,917

Outstanding, end of year	778,993		$202,539

Incentive:
Outstanding, beginning of year	2,964,361	0.25	$741,090
Granted	512,109	0.25	128,027

Outstanding, end of year	3,476,470		$869,117

The weighted-average grant-date fair value of Preferred, Common and Incentive Units granted during 2010 was $154,944.  No units were forfeited in 2010.

As of December 31, 2010, there was $579,801 of total unrecognized compensation cost under the Plan.  That cost is expected to be recognized over a weighted-average period of two years.  The total compensation cost recognized under the Plan was $271,158 in 2010.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

Note 11:                               Concentrations

Labor Agreement

Approximately 50% of the Company’s employees are covered by collective bargaining agreements.  The agreements covering approximately 15% of the employees (the Rotex Europe union employees) expire in the next year.

Note 12:                               Commitments

Warranty Obligations

The Company provides bank guarantees for warranties given on the sale of some machines.  These guarantees are for varying percentages of the total value of the machine sold and the customer can make a claim under the terms of the guarantee directly from the bank.  At December 2010, the total value of bank guarantees given is approximately 1,193,000 pounds sterling (approximately $1,861,000) for European operations and $246,000 for U.S. operations.

Note 13:                               Related Party Transactions

The Company’s senior lender (who holds the line of credit discussed in Note 4 and the note payable discussed in Note 5) has an equity stake in one of the owners of the Company’s parent.  The outstanding principal balance on the note payable to the senior lender was $16,892,382 at December 31, 2010.  In addition, the Company has borrowed funds from other owners of the parent (totaling $19,200,000 at December 31, 2010).  All interest expense recognized on the statement of income relates to loans with these related parties.  Approximately $392,000 of interest was accrued at December 31, 2010.

The Company has committed to pay a management fee to the majority equity holder of the Company’s parent.  The agreement calls for quarterly payments of $100,000 until March 15, 2012.  At that time the agreement automatically renews for one year.  The Company recognized $400,000 of management fee expense during 2010.  As these fees are not related to the ongoing operations of the business, it is classified as an other expense on the income statement.

Note 14:                               Subsequent Events

On August 4, 2011, Hillenbrand, Inc. (“Hillenbrand”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Rotex Holdings, LLC (“Seller”) and Rotex Global, LLC (“Rotex”), a wholly-owned subsidiary of Seller, pursuant to which Hillenbrand acquired from Seller all of the outstanding membership interests in Rotex for $240 million in cash, subject to certain closing and post-closing adjustments (the “Transaction”).  The Purchase Agreement contains customary representations, warranties, covenants, and conditions.

Rotex Global, LLC

Notes to Consolidated Financial Statements

December 31, 2010

The Transaction closed on August 31, 2011 and the following occurred:

•                  all senior debt and subordinated notes payable (Note 5) were paid; and

•                  the management fee agreement with the majority equity holder was terminated; and

•                  the revolving credit facility (Note 4) was cancelled and the existing letters of credit were maintained or comparable letters were arranged by Hillenbrand; and

•                  all equity awards (Note 10) were paid except for a required escrow amount maintained by the majority interest holder in the Company’s parent.

Prior to the Transaction closing, the Company funded the pension plan trust to 86% of the Company’s pension liability at that time and all deferred compensation earned prior to January 1, 2011 was paid.

Subsequent events have been evaluated through November 2, 2011, which is the date the financial statements were available to be issued.